Exhibit 99.1

Contacts:

Investor Relations: John Heller, 952-229-7427, ir@lifetimefitness.com

Media Relations: Jason Thunstrom, 952-229-7435, pr@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS ANNOUNCES EARLY TERMINATION OF HSR WAITING PERIOD FOR PROPOSED ACQUISITION BY AFFILIATES OF LEONARD GREEN & PARTNERS AND TPG

CHANHASSEN, Minn. (April 14, 2015) – Life Time Fitness, Inc. (NYSE: LTM), The Healthy Way of Life Company, today announced that it has received early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to its proposed acquisition by affiliates of Leonard Green & Partners and TPG.

As previously announced on March 16, 2015, the Company has entered into a definitive merger agreement under which affiliates of Leonard Green & Partners and TPG will acquire Life Time in a transaction valued at more than $4.0 billion. Other key investors include LNK Partners and Life Time Chairman, President and Chief Executive Officer, Bahram Akradi, who will remain in his role and has committed to make a rollover investment of $125 million in Life Time common stock.

Under the terms of the merger agreement the investors will acquire all of the outstanding shares of Life Time Fitness common stock for $72.10 per share in cash. The merger is subject to approval from Life Time’s shareholders and other customary closing conditions. The transaction is currently expected to close in the third quarter of 2015.

Guggenheim Securities and Wells Fargo Securities are serving as the Company’s financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP and Faegre Baker Daniels LLP are serving as its legal advisors. Latham & Watkins LLP is serving as legal advisor to Leonard Green & Partners and Ropes & Gray LLP is serving as legal advisor to TPG. Fully committed debt financing is expected to be provided by affiliates of Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies, BMO Capital Markets, RBC Capital Markets, Macquarie Capital and Nomura, which also are serving as financial advisors to Leonard Green & Partners and TPG. Affiliates of Mizuho Bank LTD and U.S. Bank National Association also are financing sources. Kirkland & Ellis LLP served as legal advisor to LNK Partners. Dorsey & Whitney LLP is serving as legal advisor to Mr. Akradi.

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Life Time Announces Early Termination of HSR Waiting Period – Page 2

About Life Time Fitness, Inc.

As The Healthy Way of Life Company, Life Time Fitness (NYSE:LTM) helps organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest — or discovering new passions — both inside and outside of Life Time’s distinctive and large sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. The Company’s Healthy Way of Life approach enables customers to achieve this by providing the best programs, people and places of uncompromising quality and value. As of April XX, 2015, the Company operated 115 centers under the LIFE TIME FITNESS® and LIFE TIME ATHLETIC® brands in the United States and Canada. Additional information about Life Time centers, programs and services is available at lifetimefitness.com.

About Leonard Green & Partners, L.P.

Founded in 1989 and based in Los Angeles, Leonard Green & Partners is one of the nation’s preeminent private equity firms. Leonard Green invests in established companies that are leaders in their markets, including The Container Store, Shake Shack, Whole Foods Market, Topshop, J.Crew, Jetro Cash & Carry, Activision, CHG Healthcare, and Petco. For more information, please visit www.leonardgreen.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with over $67 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Dallas, Houston, New York, Beijing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has deep consumer and retail expertise with investments including Beringer Wines, Burger King, Chobani, J.Crew, Lenta, Neiman Marcus, Petco and Savers, among others. For more information visit www.tpg.com.

About LNK Partners

LNK Partners is a private equity firm focused on backing strong management teams who are building outstanding consumer and retail businesses. LNK is highly flexible in the type and structure of its investments, and is comfortable being a minority or majority shareholder. The firm typically invests up to $150 million of equity per transaction. LNK’s partners have extensive experience successfully investing in, operating, or serving on the boards of many leading consumer and retail businesses, including Staples, Quaker Oats, Pepsi, Gatorade, Panera Bread, Life Time Fitness, Levi Strauss, PVH/Tommy Hilfiger/Calvin Klein, Campbell’s, Pepperidge Farm, Godiva, and Yankee Candle. To learn more, please visit LNKpartners.com.

Life Time Announces Early Termination of HSR Waiting Period – Page 3

Important Additional Information

In connection with the proposed merger, Life Time intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Life Time will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT LIFE TIME WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Life Time with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Life Time via Life Time’s Investor Relations section of its website at www.lifetimefitness.com or by contacting Investor Relations by directing a request to Life Time Fitness, Inc., Attention: Investor Relations, 2902 Corporate Place, Chanhassen, MN 55317, or by calling (952) 229-7427.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Life Time, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Life Time in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Life Time’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Life Time’s proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 24, 2014, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Life Time’s Investor Relations section of its website at www.lifetimefitness.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Life Time may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Life Time may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Life Time may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Life Time’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Life Time’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Life Time undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.